Exhibit 99.1

MassMutual Becomes Equity Investor in Kudu Investment Management

NEW YORK, May 26, 2022 – Kudu Investment Management, LLC (Kudu), an independent provider of permanent capital solutions to asset and wealth managers worldwide, today announced that Massachusetts Mutual Life Insurance Company (MassMutual), a leading U.S. mutual life insurance company, has become an equity investor – joining White Mountains Insurance Group, Ltd. (NYSE: WTM).

Since 2018, New York-based Kudu has acquired minority stakes in 17 asset and wealth managers headquartered in the U.S., Canada, U.K., Australia. As of March 31, 2022, Kudu-affiliated asset and wealth managers collectively invest $65 billion on behalf of individual and institutional investors worldwide in traditional and alternative strategies and market segments.

To date, Kudu has raised more than $800 million in equity and debt capital. In 2021, Kudu closed a $350 million credit facility with Springfield, Mass.-based MassMutual, a longtime investor in the investment management industry.

“We’re delighted to enhance our relationship with Kudu and to support its continued growth with this new equity investment,” said Phillip Titolo, head of direct private investments for MassMutual. “The Kudu management team has assembled a broad range of world-class asset and wealth managers, and we look forward to working with Kudu’s portfolio companies.”

“Kudu has delivered robust results since our initial investment in 2018,” said Manning Rountree, White Mountains’ CEO. “We’re delighted to continue to invest in Kudu and to welcome MassMutual as a partner in the venture.”

“We’re pleased to welcome MassMutual as an equity investor and gratified by the strong continuing support from White Mountains as we expand our business globally,” said Kudu CEO Rob Jakacki. “Kudu completed four transactions in the past 12 months, and our pipeline of opportunities is filled with exceptional candidates for investments.”

About MassMutual
MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyowners. Founded in 1851, the company has been continually guided by one consistent purpose: we help people secure their future and protect the ones they love. With a focus on delivering long-term value, MassMutual offers a wide range of protection, accumulation, wealth management and retirement products and services. For more information, visit www.massmutual.com.

About White Mountains
White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM.  Additional information is available at www.whitemountains.com.

About Kudu Investment Management
Kudu provides long-term capital solutions—including generational ownership transfers, management buyouts, acquisition and growth finance, as well as liquidity for legacy partners—to asset and wealth managers globally. Kudu was founded in 2015 and is backed by capital partners White Mountains Insurance Group, Ltd. (NYSE: WTM) and MassMutual. For more information, visit Kudu's website.

Media Contacts

For MassMutual:
Chelsea Haraty
+1 413-426-2008
Chelseaharaty@massmutual.com

For White Mountains:
Rob Seelig
+1 (603) 640-2212
ir@whitemountains.com

For Kudu:
Richard Chimberg
Newton Park PR
M: +1 617-312-4281
rich@newtonparkpr.com

Margaret Kirch Cohen
Newton Park PR
M: +1 847-507-2229
Margaret@newtonparkpr.com